SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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SEARS, ROEBUCK AND CO.

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SEC 1913 (3-99)

SEARS, ROEBUCK AND CO.

3333 BEVERLY ROAD

HOFFMAN ESTATES, ILLINOIS 60179

March 22, 2004

ALAN J. LACY

Chairman of the Board

Chief Executive Officer

Dear Shareholder:

I am pleased to invite you to attend the Company’s 2004 Annual Meeting of Shareholders on Thursday, May 13, 2004. The meeting will begin at 10:30 a.m. (CDT) in the Merchandise Review Center, Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, Illinois. We anticipate the meeting will end promptly at 12:00 noon. For your convenience, we are again broadcasting the meeting live over the Internet at www.sears.com.

The Notice of Annual Meeting and Proxy Statement that follow this letter describe the matters to be voted on during the meeting. Your proxy card and the Company’s 2003 Annual Report are also enclosed.

Whether or not you plan to attend in person, please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

If you plan to attend:

If you are a shareholder of record and you plan to attend the meeting, please keep the admission ticket that is attached to the enclosed proxy card, as you must present this ticket to be admitted to the meeting. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding shares in brokerage accounts (“street-name shareholders”) will need to bring a copy of a brokerage statement, proxy or letter from the broker confirming ownership of Sears shares as of the record date of March 15, 2004. Registration will begin at 9:00 a.m. and seating will begin at 10:00 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Sincerely,

SEARS, ROEBUCK AND CO.

3333 BEVERLY ROAD

HOFFMAN ESTATES, ILLINOIS 60179

March 22, 2004

ANDREA L. ZOPP

Senior Vice President

and General Counsel

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Sears, Roebuck and Co. will hold its 2004 Annual Meeting of Shareholders in the Merchandise Review Center, Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, Illinois, on Thursday, May 13, 2004. The meeting will begin at 10:30 a.m. and is scheduled to conclude at 12:00 p.m. (CDT). At the meeting, we will:

•	Elect four directors for terms expiring at the 2007 Annual Meeting of Shareholders;

•	Ratify the appointment by the Audit Committee of Deloitte & Touche LLP as auditors of the Company for 2004;

•	Vote on the shareholder proposals set out in the proxy statement, if they are properly introduced at the meeting; and

•	Consider any other business properly presented at the meeting.

By Order of the Board of Directors,

Andrea L. Zopp

Senior Vice President and General Counsel

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, we urge you to vote as soon as possible by Internet, telephone or mail.

Proxy Statement

This proxy statement and the accompanying proxy card are being mailed to Sears’ shareholders in connection with the solicitation of proxies by the Board of Directors for the 2004 Annual Meeting of Shareholders on May 13, 2004. The mailing commenced on or about March 22, 2004.

Questions and Answers

Q:	Who can vote?

A:	You can vote if you were a shareholder at the close of business on the record date, March 15, 2004. There were 214,996,772 common shares outstanding on March 15, 2004.

Q:	What am I voting on?

A:	You are voting on:

■	The election of four nominees as directors. The nominees of the Board of Directors are William L. Bax, Donald J. Carty, Alan J. Lacy and Hugh B. Price for terms that expire in 2007.

■	The ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2004.

■	The shareholder proposals described beginning on page 26, if properly introduced at the meeting.

The four nominees for director who receive the most votes will be elected. For any other proposal to be approved, more votes must be cast for it than against it.

Q:	How will the proxies vote on any other business brought up at the annual meeting?

A:	By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the annual meeting.

The Company does not know of any other business to be considered at the annual meeting.

The proxies’ authority to vote according to their judgment applies only to shares you own as the shareholder of record. You are a “shareholder of record” if you hold your shares directly in your own name. If you hold your shares indirectly in the name of a bank, broker or other nominee, you are the beneficial owner of your shares as a “street-name shareholder.”

Q:	How do I cast my vote?

A:	If you hold your shares as a shareholder of record, you can vote in person at the annual meeting or you can complete and submit a proxy by Internet, telephone or mail. If you are a street-name shareholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

The enclosed proxy card contains instructions for Internet, telephone and mail voting. Whichever method you use, the proxies identified on the back of the proxy card will vote the shares of which you are the shareholder of record in accordance with your instructions.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends you vote for the election of each nominee and for the ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2004. The Board recommends you vote against each of the shareholder proposals.

Q:	Who will count the vote?

A:	ADP Investor Communication Services, an independent tabulator, will count the vote. Representatives of Seaway National Bank, an independent bank, will act as the inspectors of election.

Q:	Is my vote confidential?

A:	All proxy cards (including those delivered by Internet or telephone) and all vote tabulations that identify an individual shareholder are confidential. Your vote will not be disclosed except:

■	To allow ADP Investor Communication Services to tabulate the vote;

■	To allow Seaway National Bank to certify the results of the vote; and

■	To meet applicable legal requirements.

ADP Investor Communication Services will electronically send any comments you write on your proxy card to the Corporate Secretary, along with your name and address and number of shares voted. However, ADP Investor Communication Services will not disclose how the shares were voted (unless you have described your vote in your comment).

Q:	What is a “quorum”?

A:	A quorum is the number of shares that must be present to have the annual meeting. The quorum requirement for the annual meeting is one-third of the outstanding shares as of the record date, present in person or represented by proxy. If you submit a valid proxy card or attend the annual meeting, your shares will be counted to determine whether there is a quorum.

Abstentions and broker non-votes count toward the quorum. A “broker non-vote” occurs when a nominee (such as a bank or broker) does not have discretionary voting authority for shares held on behalf of a beneficial owner and does not receive voting instructions from the beneficial owner by ten days before the annual meeting.

Q:	Will broker non-votes or abstentions affect the voting results?

A:	No, they do not count as votes for or against a proposal. They do count for quorum purposes.

Q:	What shares are included on my proxy card?

A:	Your proxy card represents all shares registered to your account in the same social security number and address, including any full and fractional shares you own under one or more of the following plans and programs:

■	the Sears, Roebuck and Co. Direct Purchase Stock Plan;

■	the Sears 401(k) Savings Plan;

■	the Lands’ End, Inc. Retirement Plan; or

■	through your Smith Barney account for the Sears Associate Stock Purchase Plan.

We refer to the Sears 401(k) Savings Plan and the Lands’ End, Inc. Retirement Plan as the “401(k) Plans.” If you hold Sears common shares through either 401(k) Plan, your proxy card will instruct the trustee of your plan how to vote the shares allocated to your plan account.

Q:	What happens if I submit a proxy card without giving specific voting instructions?

A:	If you hold your shares as a shareholder of record and you submit your proxy card with an unclear voting designation or with no voting designation at all, the proxies will vote your shares as recommended by the Board of Directors. If you do not vote shares that you hold through either 401(k) Plan by 11:59 p.m. Eastern Time of the night before the annual meeting (or you submit your proxy card with an unclear voting designation or with no voting designation at all), then the plan trustee will vote the shares in your account in proportion to the way the other participants in your 401(k) Plan vote their shares. Your 401(k) Plan votes receive the same confidentiality as all other votes.

Q:	Can I revoke my proxy card?

A:	Yes, you can revoke your proxy card by:

■	Submitting a new proxy card;

■	Giving written notice, to be received by the Corporate Secretary of the Company before the meeting, stating that you are revoking your proxy card; or

■	Attending the meeting and voting your shares in person.

Unless you decide to vote your shares in person, you should revoke your prior proxy card in the same way you initially submitted it—that is, by Internet, telephone or mail.

Voting instructions given to the 401(k) Plan trustees may be revoked only up to the 401(k) Plan share voting deadline—11:59 p.m. Eastern Time of the night before the annual meeting.

Q:	What does it mean if I get more than one proxy card?

A:	Your shares are probably registered in more than one account. You should vote each proxy card you receive. Sears encourages you to consolidate all your accounts by registering them in the same name, social security number and address, which you can do by calling Sears shareholder services toll free at (800) 732-7780, selecting option #2, and then pressing “0” to speak to a representative.

Q:	How many votes can I cast?

A:	On all matters other than the election of directors, you are entitled to one vote per share. For the election of directors, you can “cumulate” your votes. This means that you can cast a number of votes equal to the number of shares you own multiplied by the number of directors to be elected. For example, if you own 100 common shares, you could cast 400 votes for the election of directors (100 shares x 4 directors to be elected = 400 votes). You could distribute those votes equally among the four nominees or you could allocate some or all of your votes to one or more nominees and cast few or no votes for the remaining nominees.

Unless you specify otherwise, your proxy card will authorize the proxies in their discretion to cumulate the votes you are entitled to cast and to allocate those votes among the nominees for director. If you wish to specify your cumulative vote and you are a shareholder of record, you must mail in your proxy card. If you wish to specify your cumulative vote and your shares are held in street name, you must follow the voting instructions you receive from your bank, broker or other nominee.

Q:	When are shareholder proposals due for the 2005 Annual Meeting of Shareholders?

A:	If you want to present a proposal from the floor at the 2005 annual meeting, you must deliver written notice of your proposal to the Company no earlier than January 6, 2005 and no later than February 5, 2005. Your notice should be sent to the Sears, Roebuck and Co. Board of Directors, c/o Corporate Secretary, Sears, Roebuck and Co., Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179. Your notice must comply with the Company’s By-Laws, the relevant portion of which is attached as Appendix A to this proxy statement. Among other things, the By-Laws provide that only shareholders of record can present proposals at the meeting.

If you want your proposal to be considered for inclusion in next year’s proxy statement, you must submit the proposal in writing to the Corporate Secretary so it is received at the above address by November 22, 2004.

Q:	How is this proxy solicitation being conducted?

A:	Sears has hired D.F. King to assist in the solicitation of votes for a fee of $12,000 (including out-of-pocket expenses). Sears will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. In addition, some employees of the Company and its subsidiaries may solicit proxies. D.F. King and employees of the Company may solicit proxies in person, by telephone and by mail. No employee of the Company will receive special compensation for these services, which the employees will perform as part of their regular duties.

Q:	Can I access future annual meeting materials through the Internet rather than receiving them by mail?

A:	Yes. You can sign up for electronic delivery at www.icsdelivery.com/sears or in the Investor Relations section of the Company’s website at www.sears.com. If you vote via the Internet, you can also sign up for electronic delivery of future proxy materials. Just follow the instructions that appear after you finish voting. You will receive an e-mail next year containing the 2004 annual report and the proxy statement for the 2005 annual meeting.

Q:	What is “householding”?

A:	Sears has adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, based on the shareholders’ prior express or implied consent. This procedure reduces our printing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings in any way. If a single copy of the annual report and proxy statement was delivered to an address that you share with another shareholder, at your written or oral request we will promptly deliver a separate copy.

Q:	How do I revoke my consent to the householding program?

A:	If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you may revoke your consent by writing to Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You may also revoke your consent by contacting Sears’ householding agent by calling toll free at (800) 542-1061 and following the voice prompts. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

If you are receiving multiple copies of annual reports and proxy statements at an address shared with another shareholder, you may contact us to participate in the householding program by writing to Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

Item 1: Election of Directors

Item 1 is the election of four directors to the Board of Directors. The Board has three classes of as nearly equal size as possible. Directors hold office for staggered terms of three years. One of the three classes is elected each year to succeed the directors whose terms are expiring.

The Board of Directors expects all its nominees to be available for election. In case any nominee is not available, the proxies can vote your shares for a substitute if you have submitted your proxy card.

The terms of Class A directors William L. Bax, Donald J. Carty, Alan J. Lacy and Hugh B. Price expire at the 2004 annual meeting. They have each been nominated to serve another term in Class A expiring in 2007.

James R. Cantalupo, formerly a Class C director, resigned effective March 11, 2004.

The directors in Class B are serving terms that expire in 2005 and the directors in Class C are serving terms that expire in 2006.

Information about each Class A nominee and about directors continuing in Classes B and C follows.

THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF ELECTING THE FOUR NOMINEES.

Nominees For Director

Class A: Term Expiring at the 2004 Annual Meeting of Shareholders

WILLIAM L. BAX

Managing Partner of PricewaterhouseCoopers’ Chicago area practice (international public accounting firm) from 1997 until his retirement in 2003. Mr. Bax is a director of Big Shoulders Fund and Children’s Memorial Hospital, and is a member of the DePaul University board of trustees.

Director since 2003. Age 60.

DONALD J. CARTY

Chairman of the Board and Chief Executive Officer of AMR Corporation and American Airlines, Inc. (air transportation) from 1998 until his retirement in 2003. Mr. Carty served as President of AMR Airline Group and American Airlines from 1995 until 1998. He is a director of Dell Computer Corporation.

Director since 2001. Age 57.

ALAN J. LACY

Chairman of the Board of Sears, Roebuck and Co. since December 2000, President and Chief Executive Officer since October 2000. Mr. Lacy was President, Services, from 1999 to October 2000, President of Sears Credit from 1997 to 1999 (additionally Chief Financial Officer from 1998 to 1999) and Executive Vice President and Chief Financial Officer from 1995 to 1997.

Director since 2000. Age 50.

HUGH B. PRICE

Senior Advisor with Piper Rudnick (legal services) since September 2003. Mr. Price served as President and Chief Executive Officer of the National Urban League (social services) from 1994 until 2003. Mr. Price is a director of Mayo Clinic Foundation, Committee on Economic Development, Metropolitan Life Insurance Company and Verizon Communications Inc.

Director since 1997. Age 62.

Directors Whose Terms of Office Continue

Class B: Term Expiring at the 2005 Annual Meeting of Shareholders

BRENDA C. BARNES

Former Adjunct Professor, Northwestern University, Kellogg Graduate School of Management, 2002; Guest Lecturer, North Central College, 2002; Interim President, Starwood Hotels and Resorts (hotels and leisure) from November 1999 until March 2000. Ms. Barnes served as President and Chief Executive Officer of PepsiCola North America (beverages) from 1996 until her retirement in 1998. She is a director of Avon Products, Inc., Lucasfilm Ltd., PepsiAmericas, Inc., Staples, Inc. and The New York Times Company.

Director since 1997. Age 50

MICHAEL A. MILES

Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc. (consumer products) from 1991 until his retirement in 1994. Mr. Miles is a Special Limited Partner of Forstmann Little & Co. (investment firm) and a member of its Advisory Board. He is a director of The Allstate Corporation, AMR Corp., Citadel Broadcasting, Community Health Systems, Inc., Dell Computer Corp., Exult, Inc., Morgan Stanley and Time Warner Inc.

Director since 1992. Age 64.

DOROTHY A. TERRELL

Venture Partner with First Light Capital (venture capital company) since April 2003. Ms. Terrell served as President, Platforms and Services Group, and Senior Vice President, Worldwide Sales, of NMS Communications (telecommunications) from 1998 until her retirement in 2002. Ms. Terrell served as President of SunExpress, Inc., an operating company of Sun Microsystems, Inc., and as a Corporate Executive Officer of Sun Microsystems, Inc. (supplier of open network computing products and services) from 1991 to 1997. She is a director of General Mills, Inc., Herman Miller, Inc. and Lightbridge, Inc.

Director since 1995. Age 58.

RAUL H. YZAGUIRRE

President and Chief Executive Officer of the National Council of LaRaza (social services) since 1974. He is a director of AARP Services, Inc. and the Council of Better Business Bureaus.

Director since 2001. Age 64.

Class C: Term Expiring at the 2006 Annual Meeting of Shareholders

HALL ADAMS, JR.

Chairman of the Board and Chief Executive Officer of Leo Burnett Company, Inc. (advertising) from 1987 until his retirement in 1992. Mr. Adams is a director of Moody’s Corporation and McDonald’s Corporation.

Director since 1993. Age 70

W. JAMES FARRELL

Chairman of the Board and Chief Executive Officer of Illinois Tool Works Inc. (manufacturing and marketing of engineered components) since 1996. Mr. Farrell is a director of Illinois Tool Works Inc., Kraft Foods, Inc., The Allstate Corporation, The Federal Reserve Bank of Chicago and UAL Corp.

Director since 1999. Age 61.

Board and Committee Information

The Board of Directors and four committees of the Board govern Sears. During 2003, the Board met eight times. Directors discharge their responsibilities throughout the year at Board and committee meetings and also through considerable telephone contact and other communications with the Chairman and other key executives, as well as with outside auditors and external advisors such as legal counsel and investment bankers. Other than Alan J. Lacy, the President and Chief Executive Officer of the Company, the Board has determined that each Director is independent. Director independence was determined in accordance with the applicable corporate governance listing standards of the New York Stock Exchange and the Company’s independence standards set forth in the Corporate Governance Guidelines posted on the Investor Relations section of the Company’s website, www.sears.com.

The average attendance at Board and committee meetings was 97% in 2003. No director attended fewer than 75% of the meetings of the Board and of the committees of which the director was a member in 2003. Nine of the ten members of the Board of Directors were present at the 2003 Annual Meeting. Mr. Price was out of the country and unable to attend.

The following table identifies the current membership of Board committees and states the number of committee meetings held during 2003. A summary of each committee’s functions follows the table.

Director	Audit		Compensation		Executive		Nominating and Governance

Hall Adams, Jr.	✓						✓

Brenda C. Barnes			✓	*	✓		✓

William L. Bax	✓	*			✓

Donald J. Carty	✓		✓				✓

W. James Farrell	✓		✓

Alan J. Lacy					✓	*

Michael A. Miles			✓		✓		✓	*

Hugh B. Price							✓

Dorothy A. Terrell	✓		✓

Raul H. Yzaguirre	✓

No. of Meetings in 2003		7		7		0		5

* Committee Chair

Audit Committee

Each member of the Audit Committee is independent in accordance with the applicable corporate governance listing standards of the New York Stock Exchange. The Audit Committee has a written charter which is available on the Company’s website at www.sears.com. In fulfilling its responsibilities, the Committee assists the Board in monitoring:

■	The integrity of the financial statements and other financial information of the Company.

■	The Company’s system of internal control and disclosure controls.

■	The appointment, qualifications, independence and performance of the Company’s independent public accountants.

■	The compliance by the Company with legal and regulatory requirements.

■	The performance of the Company’s internal audit function.

■	The Company’s risk assessment and management processes.

Compensation Committee

Each member of the Compensation Committee is independent in accordance with the applicable corporate governance listing standards of the New York Stock Exchange. The Compensation Committee has a written charter which is available on the Company’s website at www.sears.com. In fulfilling its responsibilities, the Committee:

■	Approves the compensation of the Chief Executive Officer and other officers of the Company.

■	Reviews and approves the terms and conditions of any employment agreements entered into with certain officers of the Company.

■	Except as provided in specific plans or as resolved by the Board, administers all benefit plans, including stock option plans, that affect officers’ compensation.

■	Monitors compliance by officers with the Company’s required share ownership program.

Executive Committee

■	Performs certain Board duties between Board meetings, if necessary. (Did not meet in 2003.)

Nominating and Governance Committee

Each member of the Nominating and Governance Committee is independent in accordance with the applicable corporate governance listing standards of the New York Stock Exchange. The Nominating and Governance Committee has a written charter which is available on the Company’s website at www.sears.com. In fulfilling its responsibilities, the Committee:

■	Evaluates the performance of the Board of Directors and the Chairman and Chief Executive Officer.

■	Reviews the management organization of the Company and succession plans for the Chairman and Chief Executive Officer.

■	Makes recommendations to the Board concerning the composition of the Board, the compensation of directors, the election of executive officers, the appointment of the Chairman for each committee of the Board, and the procedures for shareholder voting.

■	Reviews the Company’s Corporate Governance Guidelines.

Directors may be nominated by the Board of Directors or by shareholders in accordance with the By-Laws of the Company. As a matter of course, the Nominating and Governance Committee will evaluate the candidate’s qualifications. The Committee will review all proposed nominees for the Board of Directors, including those proposed by shareholders, in accordance with its mandate contained in its charter and the guidelines set forth in the Corporate Governance Guidelines posted on the Company’s website. This will include a review of the person’s integrity, past or present positions of leadership, experience, judgment, willingness and ability to devote the time and effort required to effectively serve on the Board, ability to understand the Company’s business, the nominee’s desire to serve on the Board, independence, and age (age 25 minimum set under By-Laws). While the Committee has the ability to retain a third party to assist in the nomination process, the Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

The nominees approved by the Nominating and Governance Committee to stand for election at the 2004 Annual Meeting are William J. Bax, Donald J. Carty, Alan J. Lacy and Hugh B. Price. William L. Bax was elected by the Board in July of 2003. The non-management directors proposed his nomination. Alan J. Lacy is an executive officer of the Company and Messrs. Carty and Price are standing for re-election.

You can nominate a candidate for election to the Board by complying with the nomination procedures in the Company’s By-Laws. If you want to submit a nomination, you should review the By-Law requirements on nominations by shareholders, which are included in the excerpt from the By-Laws that is attached as Appendix A to this proxy statement. The Company must receive your nomination of a candidate for director for the 2005 annual meeting no earlier than January 6, 2005 and no later than February 5, 2005. Your nomination should be sent to the Sears, Roebuck and Co. Board of Directors – Nominating and Governance Committee, c/o Corporate Secretary, Sears, Roebuck and Co., Law Department, 3333 Beverly Road, Hoffman Estates, IL 60179.

You may contact any Board member, or the entire Board, at any time. Your communication should be sent to the Sears, Roebuck and Co. Board of Directors – Non-employee Directors, c/o Corporate Secretary, Sears, Roebuck and Co., Law Department, 3333 Beverly Road, Hoffman Estates, IL 60179. Additional information regarding the Company’s policies on communicating with the Board of Directors and attendance of the Board of Directors at the Annual Meeting of Shareholders can be found in the Investor Relations section of the Company’s website, www.sears.com.

Report of the Audit Committee

William L. Bax, the chairman of the Audit Committee, and an independent member of the Board, is an Audit Committee financial expert as defined by the Securities and Exchange Commission. As described above, one of the Audit Committee’s functions is to assist the Board in monitoring the Company’s financial reporting process. In fulfilling its responsibilities, the Committee has:

■	Reviewed and discussed the Company’s audited financial statements with management;
■	Discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standard No. 61 (SAS 61) and Statements on Auditing Standard No. 90 (SAS 90);

■	Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors their independence; and

■	Considered whether the independent auditors’ provision of services beyond the review of the Company’s quarterly financial statements and the audit of the Company’s annual financial statements is compatible with maintaining such auditors’ independence.

Based on its reviews and discussions, and subject to the limitations on the Audit Committee’s role and responsibilities as described in its charter, the Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004 for filing with the Securities and Exchange Commission.

The Board has adopted a charter for the Committee, which charter is attached as Appendix B to this proxy statement, and is available on the Company’s website at www.sears.com.

Audit Committee:

William L. Bax (Chairman)
Hall Adams, Jr.	Dorothy A. Terrell
Donald J. Carty	Raul H. Yzaguirre
W. James Farrell

Directors’ Compensation and Benefits

In order to align directors’ interests with shareholders’ interests, compensation is paid to directors who are not employees of the Company in the form of deferred shares, stock options and cash.

■	Each year, the Company grants to each non-employee director deferred shares in an amount equal to their cash retainer. The deferred shares vest over the twelve-month period following the grant date. The directors receive their vested deferred shares as shares of Sears common stock when they leave the Board.

■	The Company annually grants each non-employee director an option to purchase Sears common shares. The option vests at the next annual meeting and is valued at approximately $40,000, except that in 2003 the number of shares subject to options granted to each non-employee director was identical to the number of shares subject to options granted to him or her in 2002. The option exercise price equals the average market price of the underlying shares on the grant date.

■	The Company pays each non-employee director an annual cash retainer of $40,000 in quarterly installments. Further, the Company pays the chairs of the Audit, Compensation, and Nominating and Governance Committees additional annual cash retainers of $7,500.

The actual number of deferred shares and option shares granted each year (except for 2003 as described above) depends on the price of Sears common shares on the grant date. On May 8, 2003, the Company granted each non-employee director 1,452 deferred shares and an option to buy 2,280 shares at an exercise price of $27.54. Each Committee Chairman received 1,725 deferred shares and an option to buy 2,707 shares at an exercise price of $27.54.

In addition to the grants described above, each non-employee director has the right to elect to receive some or all of his or her annual cash retainer in the form of stock options. The number of shares underlying the options granted in lieu of the annual cash retainer will equal the total dollar amount of the cash retainer with respect to which the director has made the election, divided by one-third of the average of the closing market prices of a share of stock of the Company on each of the trading days in the calendar year preceding May 31. The options will be granted to the director quarterly, each grant covering 25% of the shares calculated as described in the preceding sentence. The exercise price will equal the average of the high and low trading prices of the underlying shares on the date of each quarterly grant. Finally, the vesting schedule for new awards will be determined by the Board of Directors at the time of award.

Non-employee directors who were first elected to the Board prior to December 31, 1995 will receive $30,000 annually after they retire from the Board pursuant to the Non-Employee Director Retirement Plan. The Non-Employee Director Retirement Plan was terminated in 1995.

Beneficial Ownership

Sears Common Share Ownership of Directors and Executive Officers as of January 31, 2004

Name	Sears Common Shares (a)		Sears Common Share Equivalents (b)	Sum of Common Shares Plus Common Share Equivalents

Hall Adams, Jr.	21,090	(c)	—	21,090

Brenda C. Barnes	21,099	(d)	—	21,099

William L. Bax	715	(e)	—	715

Donald J. Carty	56,337	(f)	—	56,337

W. James Farrell	11,647	(g)	—	11,647

Alan J. Lacy	660,156	(h)	72,238	732,394

Michael A. Miles	26,234	(i)	12,058	38,292

Hugh B. Price	16,439	(j)	6,131	22,570

Dorothy A. Terrell	21,140	(c)	—	21,140

Raul H. Yzaguirre	7,038	(k)	1,411	8,449

Janine M. Bousquette	73,412	(l)	—	73,412

Mark S. Cosby	80,034	(m)	—	80,034

Greg A. Lee	124,486	(n)	35,819	160,305

Glenn R. Richter	90,024	(o)	92	90,116

All directors and executive officers as a group	1,722,133	(p)	179,796	1,901,929

Notes to Sears Common Share Ownership of Directors and Executive Officers Table:

(a)	Ownership is as of January 31, 2004 and includes:
■	Shares in which the director or executive officer may be deemed to have a beneficial interest (including options vesting by March 31, 2004); and

■	For Executive Officers, shares held as nontransferable restricted shares, which are subject to forfeiture under certain circumstances.

Except as otherwise indicated, each director and executive officer has sole voting and investment power with respect to the common shares listed on the table next to his or her name.

(b)	These common share equivalents represent fees deferred by directors and salary and bonuses deferred by executive officers at the request of the individual director or officer. They do not represent “beneficially owned” shares. Deferred amounts are converted into common share equivalents, the value of which mirrors the value of Sears common shares. Common share equivalents are paid out in cash when the director or officer ceases to serve as a director or officer. Accordingly, the amounts ultimately realized by the directors and officers will reflect changes in the market value of Sears common shares from the date of deferral until the date of payout.
(c)	Includes 5,457 vested deferred shares and 14,533 shares subject to exercisable options.
(d)	Includes 4,306 vested deferred shares and 11,793 shares subject to exercisable options. Mrs. Barnes shares voting and investment power with respect to 1,000 shares.
(e)	Includes 15 vested deferred shares.
(f)	Includes 1,672 vested deferred shares and 4,665 shares subject to exercisable options.
(g)	Includes 3,014 vested deferred shares and 8,633 shares subject to exercisable options.
(h)	Includes 574,624 shares subject to exercisable options and 3,933 shares credited to Mr. Lacy’s 401(k) Plan account.
(i)	Includes 5,611 vested deferred shares and 17,249 shares subject to exercisable options.
(j)	Includes 4,444 vested deferred shares and 11,995 shares subject to exercisable options.
(k)	Includes 1,600 vested deferred shares and 4,338 shares subject to exercisable options.

(l)	Includes 33,332 shares subject to exercisable options, and 80 shares credited to Ms. Bousquette’s 401(k) Plan account.
(m)	Includes 40,000 shares subject to exercisable options, and 34 shares credited to Mr. Cosby’s 401(k) Plan account.
(n)	Includes 122,798 shares subject to exercisable options and 688 shares credited to Mr. Lee’s 401(k) Plan account.
(o)	Includes 51,865 shares subject to exercisable options, and 613 shares credited to Mr. Richter’s 401(k) Plan account.
(p)	Includes 34,091 directors’ vested deferred shares, 1,236,264 shares subject to exercisable options and 10,327 shares credited to executive officers’ 401(k) Plan accounts.

To the knowledge of the Company, as of January 31, 2004 and excluding common share equivalents, no director or executive officer (including each person listed in the table) beneficially owned 1% or more of Sears outstanding common shares, and all directors and executive officers together beneficially owned an aggregate of less than 1% of Sears outstanding common shares, including shares subject to exercisable options.

Section 16(a) Beneficial Ownership Reporting Compliance

Securities and Exchange Commission rules require the Company to disclose certain late filings of stock transaction reports by its directors and executive officers. Based solely on a review of reports filed by the Company on these individuals’ behalf and written representations from them that no other reports were required, nothing is required to be disclosed with respect to Section 16(a) filing requirements during fiscal 2003.

Sears Common Share Ownership of 5% Shareholders

Name and Address	Amount and Nature of Beneficial Ownership: Sears Common Shares (a)		Percent of Class

ESL Partners, L.P. and related entities, as a group(b)	31,100,000	(c)	13.5%	(d)

State Street Bank and Trust Company 225 Franklin Street Boston, Massachusetts 02110	26,148,192	(e)	11.3%

AXA and related entities, as a group, and AXA Financial, Inc.(f)	12,438,944	(g)	5.4%

Notes to Sears Common Share Ownership of 5% Shareholders Table:

(a)	Except as otherwise indicated, (1) beneficial ownership is based on the latest Schedule 13G filed by the shareholder for ownership as of December 31, 2003, and (2) the shareholders listed in the table have sole voting and investment power with respect to the common shares indicated next to their respective names. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.
(b)	The address of ESL Partners, L.P., ESL Institutional Partners, L.P. and ESL Investors, L.L.C. is One Lafayette Place, Greenwich, CT 06830. The address of ESL Limited is Hemisphere House, 9 Church Street, Hamilton, Bermuda.
(c)	ESL Partners, L.P. disclosed sole voting power and dispositive power as to 18,534,370 shares; ESL Institutional Partners, L.P. disclosed sole voting and dispositive power as to 697,119 shares; ESL Investors, L.L.C. disclosed sole voting and dispositive power as to 8,073,364 shares; and ESL Limited disclosed sole voting and dispositive power as to 2,319,114 shares.
(d)	The Company had 230,400,000 common shares outstanding as of January 3, 2004. The “Percent of Class” was calculated by using the disclosed number of beneficially owned shares by ESL Partners, L.P. and related entities, as a group, as the numerator and the number of the Company’s outstanding common shares as of January 3, 2004 as the denominator.

(e)	State Street Bank and Trust Company, as trustee, has advised the Company that as of December 31, 2003 it held 18,868,197 shares on behalf of participants in the Sears 401(k) Savings Plan. In its Schedule 13G, State Street disclosed sole voting power as to 6,658,856 shares, shared voting power as to 18,871,667 shares, sole dispositive power as to 26,118,893 shares and shared dispositive power as to 29,299 shares.
(f)	The address of AXA is 25, avenue Matignon, 75008 Paris, France. The address of AXA Assurances I.A.R.D. Mutuelle, AXA Conseil Vie Assurance Mutuelle and AXA Assurances Vie Mutuelle is 370, rue Saint Honore, 75001 Paris, France, and of AXA Courtage Mutuelle is 26, rue Louis le Grand, 75002 Paris, France (together, the “Mutuelles”). The address of AXA Financial, Inc. (“AFI”) is 1290 Avenue of the Americas, New, York, New York 10104.
(g)	The Mutuelles together control AXA, which in turn owns a majority interest in AFI. AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle and AXA disclosed sole voting power as to 6,419,399 shares, shared voting power as to 1,304,487 shares, sole dispositive power as to 11,466,431 shares and shared dispositive power as to 972,513 shares. AXA Financial, Inc. disclosed sole voting power as to 5,624,715 shares, shared voting power as to 1,304,487 shares and sole dispositive power as to 11,350,247 shares.

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Executive Compensation

The following Summary Compensation Table shows compensation information for Sears’ Chairman, President and Chief Executive Officer, Mr. Lacy, and the four other executive officers who were most highly compensated in 2003 (the “Named Officers”). Amounts reflect fiscal years ending December 29, 2001, December 28, 2002, and January 3, 2004.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Other Annual Compensation ($)(c)	Restricted Share Awards ($)(d)	Securities Underlying Options (#)	LTIP Payouts ($)		All Other Comp. ($)(e)

Alan J. Lacy	2003	1,016,146	897,813	76,251	—	264,146	—		44,313	(f)
Chairman & CEO,	2002	996,875	1,797,917	64,965	—	—	—		7,700
Sears, Roebuck and Co.	2001	897,656	672,975	138,306	—	369,900	487,983	(g)	53,788	(f)

Mark S. Cosby	2003	538,557	450,500	112,655	—	60,000	—		1,546
EVP, Sears, Roebuck and Co. & President, Full-line Stores	2002	40,026	325,250	—	1,113,800	60,000	—		—

Glenn R. Richter	2003	486,982	380,150	—	1,228,500	40,000	—		8,400
SVP & Chief Financial	2002	405,964	456,667	—	—	—	—		7,700
Officer	2001	355,534	164,829	—	202,600	39,700	154,745		7,350

Janine M. Bousquette	2003	508,073	292,772	20,251	—	50,000	—		3,646
EVP & Chief Customer & Marketing Officer	2002	86,372	312,500	5,607	1,026,000	50,000	—		—

Greg A. Lee	2003	474,368	317,774	3,844	—	35,000	—		8,400
SVP, Human Resources	2002	443,737	453,375	6,356	—	—	—		7,700
	2001	422,786	461,250	19,091	1,207,850	122,800	159,375	(h)	—

Notes to Summary Compensation Table:

(a)	The amounts in this column are actual amounts earned in the fiscal year stated. As Sears’ 2003 fiscal year was the 371 days ended January 3, 2004, the amounts shown exceed the annual rate for each executive. For example, Mr. Lacy’s base salary rate for 2003 was $1,000,000. The additional $16,146 shown is the calculated base salary amount for the additional days of the 2003 fiscal year.

(b)	The amounts in this column were awarded under the Company’s Annual Incentive Compensation Plan, except for $100,000 sign-on bonuses to Mr. Cosby in 2002, Ms. Bousquette in 2002, and Mr. Lee in 2001. The payments also reflect guaranteed minimum payouts under their respective employment offers for Mr. Cosby in 2002 and 2003 and Ms. Bousquette in 2002.

Pursuant to a deferred equity exchange feature available to participants in the Deferred Compensation Plan, Mr. Lacy elected to exchange and defer 20% of his 2001 bonus ($134,595 of the $672,975 represented in the table) at the closing market price of $52.29 per share on March 15, 2002. As a result of his election to exchange and defer, Mr. Lacy received a 20% premium ($26,919) (included under “All Other Comp.”) on the portion of the bonus he elected to exchange and defer. He received the premium in restricted common share equivalents, which will vest on March 15, 2005.

Mr. Lacy also elected to defer 20% of his 2002 bonus ($359,583 of the $1,797,917 represented in the table). These funds were deposited in his accounts under the Deferred Compensation Plan.

Pursuant to a deferred equity exchange feature available to participants in the Deferred Compensation Plan, Mr. Lacy elected to exchange and defer 20% of his 2003 bonus ($179,563 of the $897,813 represented in the table) at the closing market price of $44.36 per share on March 15, 2004. As a result of his election to exchange and defer, Mr. Lacy received a 20% premium ($35,913) (included under “All Other Comp.”) on the portion of the bonus he elected to exchange and defer. He received the premium in restricted common share equivalents, which will vest on March 15, 2007.

(c)	Represents tax reimbursement payments and/or above-market interest on deferred compensation as defined by the Internal Revenue Code. For Mr. Lacy, the figure also includes use of corporate aircraft in the amount of $49,812 in 2003, $36,482 in 2002, and $73,387 in 2001 as well as ground transportation and financial planning. For Mr. Cosby in 2003, the figure also includes Relocation Program expenses in the amount of $51,605, the use of corporate aircraft and financial planning. Perquisites and other personal benefits for the other Named Officers did not exceed the lesser of $50,000 or 10% of the total of salary and bonus during any reported year.

(d)	Restricted shares are Sears common shares that cannot be sold or otherwise transferred by the Named Officer until such restrictions lapse. Restricted share awards are valued at the closing price of Sears common shares on the date of grant. The Company pays dividends on restricted shares at the same rate paid on all Sears common shares. All shares may be forfeited if employment is terminated prior to the vesting date. Upon retirement or Company approved early retirement, death, permanent disability or a change in control of the Company prior to the scheduled vesting date, a prorated number of shares will vest. If any of these events occur less than six months from the date of grant, all shares will be forfeited.

On January 3, 2004 the Named Officers owned the restricted shares set forth in the table below. The market value is based on the closing price of a Sears common share of $44.87 as of January 2, 2004.

	Mr. Lacy	Mr. Cosby	Mr. Richter	Ms. Bousquette	Mr. Lee
Number of Shares	12,500	40,000	30,000	40,000	0

Market Value	$560,875	$1,794,800	$1,346,100	$1,794,800	$0

All restricted share awards reported in the above table vest three years or more from the date of grant.

(e)	These amounts represent the Company’s matching contributions under the Sears 401(k) Savings Plan and under the Company’s nonqualified Supplemental 401(k) Savings Plan, in addition to amounts specified in footnote (f).

(f)	These amounts include the premiums received by Mr. Lacy as a result of the equity exchanges of portions of his annual bonus and LTI payments as disclosed in footnotes (b) and (g).

(g)	Pursuant to a deferred equity exchange feature available to participants in the Deferred Compensation Plan, Mr. Lacy elected to exchange and defer 20% of his 2001 Long Term Incentive (LTI) payment ($97,597 of the $487,983 represented in the table) at the average market price of $52.09 per share on March 15, 2002. As a result of his election to exchange and defer, Mr. Lacy received a 20% premium ($19,519) (included under “All Other Comp.”) on the portion of the LTI payment he elected to exchange and defer. He received the premium in restricted common share equivalents, which will vest on March 15, 2005.

(h)	This payment reflects a guaranteed minimum payment pursuant to the employment offer for Mr. Lee.

Stock Options

The following table summarizes all stock options the Board granted to the Named Officers during 2003. Individual grants are listed separately for each Named Officer. The table also shows the potential realizable value of each grant given two performance scenarios.

OPTION GRANTS IN 2003

				Individual Grants(a)
	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in 2003	Exercise or Base Price($)	Expiration Date	Potential realizable value at assumed annual rates of stock price appreciation for 10-year option term (b)
Name						5% ($)	10%($)

Alan J. Lacy	230,000		2.58	$21.64	02/13/2013	$3,130,134	$7,932,375
	25,267	(c)	0.28	$52.32	12/29/2006	$831,379	$2,106,879
	8,879	(c)	0.09	$52.32	01/31/2007	$292,153	$740,372

Mark S. Cosby	60,000		0.67	$21.64	02/13/2013	$816,557	$2,069,315

Glenn R. Richter	40,000		0.44	$21.64	02/13/2013	$544,371	$1,379,543

Janine M. Bousquette	50,000		0.56	$21.64	02/13/2013	$680,464	$1,724,429

Greg A. Lee	35,000		0.39	$21.64	02/13/2013	$476,325	$1,207,101

Notes to Option Grants Table:

(a)	All options have the following material terms. Options become exercisable in three equal annual installments beginning one year from the date of the grant, and remain exercisable until the 10th anniversary of the grant except for reload grants (see footnote (c)), unless cancelled earlier as a result of termination of employment. Upon retirement or Company approved early retirement, death or permanent disability, a prorated number of shares will vest. The shares will vest 100% upon a change in control of the Company, as defined in the Sears Employee Stock Plans. The option exercise price equals the average market price of a common share on the date of grant. The options include rights permitting the option holder to elect to have shares withheld to satisfy withholding tax requirements. The option holder can pay the option exercise price by tendering Sears common shares, which in turn gives the option holder the right to purchase the same number of shares tendered at a price equal to the average market price on the exercise date. The options include limited stock appreciation rights, which become exercisable in certain cases upon a change in control.

The Company can terminate all outstanding stock options, vested and unvested, if it merges with another entity or enters into certain other extraordinary transactions. In the event of such a transaction, the Company must make one of three equitable adjustments to the outstanding options: 1) replace the options with equivalent options for shares in the new entity; 2) accelerate the vesting of options so that they are exercisable prior to the transaction, or 3) pay in cash the difference between the exercise price and the market price of the options, whether vested or unvested, on the date of the transaction.

(b)	These amounts represent assumed rates of appreciation only. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, will exist at the time of any option exercise. The actual value realized may vary significantly from these estimated values and will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised, and upon any applicable taxes and fees.

(c)	These options were granted pursuant to the reload feature available to key executives of the Company. Reload grants expire on the same date as the underlying options that were originally granted.

The following table shows options that Named Officers exercised during 2003 and the number of shares and the value of grants outstanding as of the end of the fiscal year for each Named Officer.

AGGREGATED OPTION EXERCISES IN 2003 AND FISCAL YEAR END OPTION VALUES

			Number of Securities Underlying Unexercised Options at 01/03/04		Value of Unexercised, In-The-Money Options at 01/03/04(a)
Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable (# of Shares)	Unexercisable (# of Shares)	Exercisable ($ Value)	Unexercisable ($ Value)

Alan J. Lacy	75,479	2,162,523	451,324	942,448	$3,331,894	$12,720,590

Mark S. Cosby	—	—	20,000	100,000	$333,200	$2,060,200

Glenn R. Richter	—	—	33,964	53,236	$283,262	$1,017,682

Janine M. Bousquette	—	—	16,666	83,334	$315,487	$1,792,513

Greg A. Lee	—	—	98,532	59,268	$822,435	$972,281

Note to Option Exercise Table:

(a)	The value of unexercised, in-the-money options is based on the closing market price of a Sears common share of $44.87 as of January 2, 2004, the last trading day of the Company’s fiscal year.

Long-Term Performance Incentive Program

The Sears Long-Term Performance Incentive Program (LTPIP) provides for performance-based awards made under the Sears 2000 Employees Stock Plan that are consistent with the measures provided in the Long Term Incentive Compensation Plan. The number of shares (if any) received at the end of each performance period depends on performance against four pre-defined goals and Sears share price performance relative to the market.

The Company determined four performance goals prior to awarding shares. The performance goals for the LTPIP are based upon (a) retail and related services operating income growth, (b) comparable store sales growth, (c) operating expense reduction, and (d) credit and financial products operating income growth. The goals are designed to align the executives’ financial incentives with the Company’s strategic direction and initiatives. This plan is not structured as a “threshold, target and maximum” plan. The achievement of each of the goals, independently judged on a “met” or “not met” basis, will determine the actual number of shares (if any) received at the end of the performance period. This may result in award variations for each executive. A participant may be entitled to an equal, lower or higher number of Sears shares than the number granted.

No grants were made to the Named Officers in 2003.

Pension Plan

The Company maintains basic and supplemental pension plans that, subject to vesting conditions, provide retirement benefits for certain full-time and part-time United States associates of the Company and its subsidiaries.

Through December 31, 1999, annual retirement benefits under the pension plans were based upon credited years of service and the average annual cash compensation of the associate’s highest five successive calendar years of earnings out of the ten years immediately preceding termination of employment (“final average annual compensation”). Benefits earned through December 31, 1988 are reduced by a portion of the participant’s estimated social security benefits.

Effective January 1, 2000, retirement benefits are based on the individual’s cash compensation each year instead of his or her final average annual compensation. “Cash compensation” for pension plan purposes generally consists of salary and annual bonus. In the case of the Named Officers, it generally consists of amounts paid as shown in the salary and bonus columns in the Summary Compensation Table on page 16, excluding:

■	Amounts earned before the Named Officer became eligible under the plan; and

■	Sign-on bonuses, as described in footnote (b) to the Summary Compensation Table.

As of December 31, 2003, and rounded to the nearest whole number, credited years of service under the pension plans for the Named Officers were as follows: Alan J. Lacy, 8; Mark Cosby, 2; Glenn Richter, 3; Janine Bousquette, 2; and Greg Lee, 6. Each of Mr. Cosby and Ms. Bousquette receives a 2-year-for-1-year service credit up to 10 additional years under the terms of his or her employment offer. Mr. Lee receives a 2-year-for-1-year service credit through age 61 (up to 10 additional years) under the terms of his employment offer.

The Pension Plan Table below shows annual retirement benefits that would be payable based upon various assumptions as to annual cash compensation and years of service. It assumes retirement on December 31, 2004 at age 65. The table also assumes that benefits will be payable over the participant’s lifetime with no survivor benefits.

PENSION PLAN TABLE

	Years of Service
Remuneration	5	10	15	25	35
$1,000,000	$66,700	$118,688	$170,675	$284,182	$390,780
1,650,000	111,024	197,739	284,455	473,667	651,110
2,300,000	155,346	276,790	398,234	663,153	911,442
2,950,000	199,669	355,842	512,014	852,638	1,171,772
3,600,000	243,993	434,893	625,793	1,042,124	1,432,103
4,250,000	288,316	513,944	739,573	1,231,610	1,692,435

Officers’ Agreements

The Named Officers have entered into agreements with the Company that require the Named Officers to maintain the confidentiality of information concerning the Company’s business. The agreements also prohibit the Named Officers from working for a competitor of the Company or hiring any Sears employees for one year after their employment with the Company ends. Under the agreements, if the Company terminates a Named Officer’s employment without cause, the Named Officer will receive the following benefits:

■	Severance equal to a pro-rated bonus in the year termination occurs, plus two years of salary continuation, which includes annual base pay and annual target bonus calculated for the year the Named Officer’s employment with the Company ends;

■	Most Company benefits during the salary continuation period; and

■	Continued vesting of stock options and restricted shares during the salary continuation period.

All of the above payments will lapse if the Named Officer is employed by a competitor of the Company within one year of termination of active employment.

If the Named Officer’s employment is terminated in connection with a “change in control” of Sears, the Named Officer will receive the following benefits:

■	Pro-rated salary, including base pay and target bonus, as of the change in control termination;

■	A lump sum equal to two years of annual base pay plus the annual target bonus, determined by the year of the change in control termination;

■	Most Company benefits for two years following the change in control termination; and

■	Immediate vesting of any unvested stock options and restricted shares.

Generally, a “change in control” occurs if:

■	Anyone acquires beneficial ownership of 20% or more of the outstanding Sears common shares or the combined voting power of all voting securities;

■	The current Board and all future nominees of the current Board cease to constitute a majority of the Board; or

■	A fundamental corporate change occurs, such as a reorganization, merger, consolidation, liquidation, or dissolution or a sale of substantially all of Sears assets, unless Sears shareholders and directors maintain control of the resulting entity.

Named Officer’s agreements may also provide for supplemental plan benefits as described in the compensation tables.

Certain Stock Option and Restricted Shares Provisions

In 1997 and 1999, the Company granted Mr. Lacy performance-based stock options and restricted shares. Vesting of these shares considered a requirement (the “share-price condition”) that the daily average price per Sears common share be at least $100.00 for 20 consecutive trading days prior to March 12, 2003. These grants occurred in two phases:

■	March 12, 1997: A grant of 100,000 stock options and 15,000 restricted shares. These grants would vest only if the share price condition was met.

■	March 12, 1999: A grant of 25,000 restricted shares. If the share price condition was not met, 50% would vest on March 12, 2003 and 50% would vest on March 12, 2004. If the share-price condition was met, these grants were to be forfeited.

Because the share-price condition was not met, on March 12, 2003 the following occurred:

■	The 100,000 stock options and the 15,000 restricted shares granted in 1997 were forfeited; and

■	12,500 restricted shares issued in 1999 vested.

On March 12, 2004, the following occurred:

■	The remaining 12,500 restricted shares issued in 1999 vested.

Report of the Compensation Committee

Sears seeks to manage its businesses to create superior long-term shareholder returns. In support, Sears’ executive compensation philosophy and compensation program are designed to: 1) provide competitive total compensation, 2) reward executives who achieve business objectives, and 3) reinforce long-term commitment to business growth.

The program bases executive rewards on individual and collective performance versus defined performance standards. These standards are built around management objectives to: 1) drive profitable growth, 2) become customer-centric, 3) foster the development of a diverse, high-performance culture and 4) focus on productivity and returns.

From time to time, Sears pursues certain transactions including acquisitions, divestitures, or business combinations. In the course of these pursuits, the Company may deem it necessary to structure special retention compensation plans or achievement incentive awards for associates who play critical roles in these transactions. These awards are typically one-time in nature and may or may not be in addition to normal annual incentive awards.

Sears seeks to provide rewards that vary commensurately with performance. Pay at risk is an important portion of total compensation, and performance metrics encourage the achievement of stretch objectives. In addition, executives are rewarded for increasing long-term shareholder returns.

Compensation Program

Sears’ compensation program seeks to drive business financial performance through rewards systems focused on high levels of individual and team performance. The executive compensation program consists of five parts:

Base Salary

Base salaries reward executives for contributions to company success. The timing and amount of base salary increases depends upon the executive’s past performance and experience, current level of contribution, future potential and the relevant labor market. Typically, salaries are reviewed annually. For 2003, the Committee approved base salary increases that were competitive with the market.

Annual Incentive Compensation

The Annual Incentive Compensation Plan rewards individuals who achieve year-over-year business-growth objectives. For 2003, the CEO’s annual bonus was based on a combination of growth in earnings per share and achievement of key strategic initiatives approved by the Board. For other executives, the annual bonus was based on a combination of growth in earnings per share and achievement of specified business-unit objectives, including support of the CEO’s strategic initiatives. Executives may elect to receive all or part of their annual bonus in shares of Sears stock to increase ownership.

Long-Term Incentive Compensation

The Long-Term Incentive Compensation Plan focuses on executives’ collective accountability to achieve long-term growth and returns. In 2001, the Company initiated the Long-Term Performance Incentive Program (the “LTPIP”) for selected senior executives. The LTPIP seeks to align participating executives’ financial incentives with the Company’s strategic direction and initiatives, thereby resulting in increasing shareholder return. Executives were granted a number of performance units tied to achievement of stretch financial goals with multi-year performance periods, modified by the extent to which Sears achieves total shareholder returns in excess of the market. The size and value of executives’ LTPIP awards will fluctuate commensurate with performance against these stated financial goals. A significant portion of the payments made under the LTPIP will be in the form of shares, further aligning executive interests with those of shareholders. The program was designed to achieve significant, lasting change that successfully repositions the Company for future growth, thereby enhancing shareholder value.

Stock Option Grants

Sears generally grants stock options annually under the Sears Employee Stock Plans to reward executives for growth in Company value as measured by stock price. The option exercise price is equal to the average market price of a share on the grant date. The number of stock options granted reflects competitive and performance-based considerations. In 2003, the Committee approved stock option grants that were competitive with the market.

Stock Ownership Guidelines

To further align executive and shareholder interests, the Compensation Committee has established guidelines for Sears stock ownership by executives. The guideline is five times base salary for the CEO, three times base salary for senior direct reports and one times base salary for other selected executives. All executives have five years to achieve ownership guidelines. As of December 31, 2003, all Named Officers had met their guidelines within the established timeframe.

CEO Compensation

Mr. Lacy’s salary, annual bonus, stock option grants and long-term incentive awards generally follow the policies just described. Amounts paid and granted under these plans are disclosed in the compensation tables beginning on page 16.

In 2003, Mr. Lacy’s annual base salary was $1,000,000. Mr. Lacy’s 2003 target bonus was based on two factors: a pre-approved target level of improvement in the Company’s earnings per share over the prior year, and achievement of key strategic initiatives, as described under “Annual Incentive Compensation.” The Company’s earnings per share for incentive purposes was below the target level of performance and Mr. Lacy achieved the strategic initiative goals established by the Board of Directors. Accordingly, Mr. Lacy’s 2003 annual bonus of $897,813 was also below the target level.

Peer Companies

The Committee regularly monitors compensation practices of peer retail and service industry companies, other Fortune 100 companies, and other companies in the S&P 500 to determine the competitiveness of Sears’ executive compensation programs. The Committee believes that the Company’s most direct competitors for executive talent are not always industry peers. The companies that Sears benchmarks compensation practices against may include some or all of the companies included in the S&P 500 Retailing Index and/or the S&P 500 Department Stores Index that are used for the comparison performance graph on page 25.

Policy on Deductibility of Compensation

Federal tax law limits the Company’s tax deduction for annual compensation paid to certain Named Officers to $1 million per person, unless certain exceptions apply. One of these exceptions is that certain compensation based on objective performance goals and terms approved by shareholders is not subject to the $1 million limitation. The Committee uses and intends to use performance-based compensation, which should minimize the effect of these tax limits. Yet because Sears must attract and appropriately reward executives, the Committee believes the loss of a tax deduction occasionally may be necessary.

The Compensation Committee

The Compensation Committee is composed of independent, non-employee directors. The Committee helps the Board establish the Company’s executive compensation philosophy. The Committee approves the terms and conditions of employment for executive officers and administers the compensation programs for these officers. In addition, the Committee oversees benefits plans covering all associates, recommending changes in these plans to the Board. The Committee uses the advisory services of independent compensation and benefits consultants in meeting its responsibilities.

Conclusion

The Compensation Committee believes that Sears’ executive compensation programs align the interests of the Company’s executive officers with those of the shareholders by motivating executives to achieve goals designed to drive profitable growth and improve productivity and financial returns.

Compensation Committee:

Brenda C. Barnes (Chairman)
Donald J. Carty	Michael A. Miles
W. James Farrell	Dorothy A. Terrell

Compensation Committee Interlocks and

Insider Participation

During 2003, the following directors (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company’s Compensation Committee: Brenda C. Barnes, James R. Cantalupo, Donald J. Carty, W. James Farrell, Michael A. Miles, and Dorothy A. Terrell. There were no interlocks during 2003 with other companies within the meaning of the Securities and Exchange Commission’s proxy rules.

Performance Graph

The following graph compares the performance of Sears common shares with that of the S&P 500 Index, the S&P 500 Retailing Index and the S&P 500 Department Stores Index.

The S&P 500 Retailing Index consists of companies included in the S&P 500 Index in the broadly defined retail sector, which includes competing retailers of softlines (apparel and domestics) and hardlines (appliances, electronics and home improvement products), as well as food and drug retailers. The S&P 500 Department Stores Index consists primarily of department stores that compete with the Company’s full-line stores.

Comparison of Five-Year Cumulative Total Return

December 1998 Through December 2003

CUMULATIVE INDEXED RETURNS

	1998	1999	2000	2001	2002	2003

SEARS	100.00	73.64	86.47	120.84	63.08	122.24

S&P 500	100.00	120.89	109.97	96.94	75.64	97.09

S&P RETAILING INDEX	100.00	137.69	105.90	124.07	95.25	136.27

S&P DEPT STORES INDEX	100.00	84.06	88.50	113.58	81.81	102.46

Assumes $100 invested on the last trading day of December 1998. Dividends are reinvested at the end of the month in which the ex-dividend date falls.

Item 2: Appointment of Auditors

Item 2 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as independent public accountants to audit the financial statements of the Company for fiscal year 2004. Representatives of Deloitte & Touche LLP will be present at the meeting. They will be available to respond to your questions and may make a statement if they desire.

THE BOARD RECOMMENDS THAT YOU VOTE TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR 2004 AS PROPOSED IN ITEM 2.

Item 3: Shareholder Proposal Regarding Classified Board

Item 3 is a proposal submitted by Martin Glotzer, 7061 N. Kedzie Avenue, Suite 301, Chicago, IL 60645 and Frank Gopen, the Plan Administrator of New England Mfg. Corp. Employees’ Profit Sharing Plan and Trust, P.O. Box 278, Brookline, MA, 02146-0002. Mr. Glotzer has indicated to the Company that as of September 5, 2003 he owned 10 common shares and Mr. Gopen indicated that as of September 5, 2003 the New England Mfg. Corp. Employees’ Profit Sharing Plan and Trust owned 100 common shares.

Shareholder Proposal

RESOLVED:

That the stockholders of Sears, Roebuck and Company, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors, their subsequent election shall also be on an annual basis.

REASONS

Continued very strong support along the lines we suggest were shown at several past annual meetings. At the 2003 meeting 60.1%, 139,441,642 shares, were cast in favor of this proposal. (Management is requested to insert the correct figures when the last time the proposal was presented to shareholders 2003.)

We believe the Board of Directors should accept the wishes of many SEARS shareholders as part of its program of corporate governance.

If you agree, please mark your proxy for this resolution.

The Company’s Statement in Opposition

The Board of Directors believes that this proposal is not in the best interest of the Company or you, our shareholders, and unanimously recommends that you vote against it.

In 1988, in accordance with New York Business Corporation Law Section 704, the shareholders of the Company voted to amend the Company’s Certificate of Incorporation (the “Certificate”) to create a classified Board of Directors. The directors are grouped into three classes approximately equal in number and serve staggered three-year terms. Thus, each year approximately one-third of the Board is up for election, consistent with Section 704 of the New York Business Corporation Law, which has not been repealed and continues to permit the creation of a classified board.

The Board periodically reviews this issue to determine whether it would be appropriate to reconsider having a classified Board. After careful review, the Board concludes, for the reasons outlined below, that it is still in the best interests of the Company and its shareholders to maintain a classified Board.

A major purpose of the classified board structure is to enhance the Board’s ability to negotiate the best results for shareholders in a takeover situation. A classified board structure encourages a person seeking to obtain control of the Company to negotiate with the Board, and thus positions the Board to ensure any such offer is adequate for the shareholders. At least two annual meetings would be required for a person seeking to take control of the Company to effect a change in control of the Board, giving directors time to evaluate the adequacy and fairness of any takeover proposal and the ability to negotiate the best terms. A classified board does not preclude unsolicited acquisition proposals nor does it prevent companies from being acquired at prices that are fair and adequate but, by eliminating the threat of imminent removal, puts the incumbent board in a position to act to maximize value to all shareholders.

Additionally, Board classification, particularly for a company with cumulative voting such as Sears, ensures that the majority of directors at any given time will have experience in the business and affairs of the Company. The Board believes that such a Board is best situated to maximize long-term shareholder value. Continuity on the Board is integral to developing, refining and executing a long-term strategic plan, such as implementing our strategic long-term alliance with Citibank to operate the Sears branded credit business. The Board also believes continuity provides directors with an historical perspective of the Company that enhances their ability to make fundamental decisions that are best for the Company — decisions on strategic transactions, significant capital commitments and careful and consistent use of financial and other resources. At the same time, the Board remains accountable to the shareholders, who retain the power to influence the composition of the Board by proposing alternate nominees, and by using their voting rights, which include the ability to cumulate votes for one or more nominees, to elect the directors to the class to be elected each year.

The Board recognizes that a significant number of shareholders have voted in favor of previous shareholder proposals requesting declassification of the Board and takes an active interest in shareholder proposals receiving a majority of the votes cast at any annual meeting. However, because the Board is vested under law with a duty to act in a manner it believes to be in the best interest of the Company and its shareholders, it must take many factors into account in deciding whether to take the action specified in any such proposal. The Board will make that decision on the basis not only of the voting results but also of what is in the best interests of the Company and its shareholders in light of all the relevant facts and circumstances.

For these reasons, the Board believes that a classified Board is still in the best interests of the Company and its shareholders.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 3.

Item 4: Shareholder Proposal Regarding Poison Pills

Item 4 is a proposal submitted by Emil Rossi, P.O. Box 249, Boonville, CA 95415. The Company verified that Mr. Rossi was the owner of 3,287 common shares as of November 18, 2003.

Shareholder Proposal

4  Shareholder Input on Poison Pills

RESOLVED: Shareholders request that our Directors increase shareholder voting rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote as a separate ballot item as soon as may be practical. Also once this proposal is adopted, any dilution or removal of this proposal is requested to be submitted to a shareholder vote as a separate ballot item at the earliest possible shareholder election. Directors have the flexibility of discretion accordingly in scheduling the earliest shareholder vote and in responding to shareholder votes.

We as shareholders voted in support of this topic:

Year	Rate of Support
2002	70%
2003	48%

This percentage is based on yes and no votes cast. I believe this level of shareholder support is impressive because this support followed our Directors’ objection to the proposal. I believe that shareholders are more likely to vote in favor of this proposal topic if shareholders have the staff and/or resources to closely follow our company’s governance practices.

I do not see how our Directors object to this proposal because it gives our Directors the flexibility to ignore our shareholder vote if our Directors seriously believe they have a good reason. I believe majority shareholder votes are a strong signal of shareholder concern. This topic also won an overall 60% yes-vote at 79 companies in 2003.

Poison Pill Negative

“That’s the key negative of poison pills — instead of protecting investors, they can also preserve management deadwood as well.”

Source: Morningstar.com

“[Poison pill] That’s akin to the argument of a benevolent dictator, who says, ‘Give up more of your freedom and I’ll take care of you.’”

Source: T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for more than 25 years

The Potential of a Tender Offer Can Motivate Our Directors

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could turn on a dime and sell the company out from under its present management.

Source: Wall Street Journal, Feb. 24, 2003, Special 12-page “Corporate Governance” opinion section.

Diluted Stock

An anti-democratic scheme to flood the market with diluted stock is not a reason that a tender offer for our stock should fail.

Source: The Motley Fool

I believe our Directors could make a token response to this proposal — hoping to gain points in the new corporate governance rating systems. A reversible response, which could still allow our directors to give us a poison pill on short notice with no subsequent vote, would not substitute for this proposal.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 130 pension funds investing $2 trillion, called for shareholder approval of all poison pills. Based on the 60% overall yes-vote in 2003 many shareholders believe companies should allow their shareholders a vote.

Shareholder Input on Poison Pills

Yes on 4

The Company’s Statement in Opposition

The Board of Directors believes that this proposal is not in the best interest of the Company or you, our shareholders, and unanimously recommends that you vote against it.

The Board has not adopted a shareholder rights plan (sometimes called a “poison pill”) and, in recommending a vote against this shareholder proposal, has not determined that a rights plan should be adopted by the Company. However, the Board believes that a rights plan can be an important tool to enable maximization of shareholders’ value in the event of an unsolicited acquisition for control of the Company. Requiring shareholder approval of a rights plan could impede the ability of the Board to use such a plan for the benefit of shareholders when circumstances warrant.

If the Board were to consider adopting a shareholder rights plan in the future, it would take such action, guided by sound governance principles, that it believes would best serve the Company’s shareholders based upon all of the facts and circumstances that exist at such time. In fact, any adoption or use of a rights plan by the Board would be subject to judicial review under New York Business Corporation Law Section 505(a)(2)(ii), which explicitly provides for such review to insure that rights plans are utilized in the best interests of the corporation and its shareholders. Accordingly, rights plans should neither prevent unsolicited proposals from being made nor prevent companies from being acquired at prices that are fair and adequate. On the contrary, in the right circumstances a rights plan strengthens the ability of a board of directors, in the exercise if its fiduciary duties, to maximize shareholder value and protect shareholders from unfair and abusive takeover practices.

The shareholder proposal as framed would require the Board to submit a future rights plan to a shareholder vote as soon as practicable, regardless of the facts and circumstances. This approach could allow the person attempting to effect the takeover to conduct a proxy fight to eliminate the poison pill and avoid negotiating with a board of directors and could deny our Board the ability to address an unsolicited acquisition for control or potentially coercive takeover tactics. Without the protection of a rights plan, the Board could lack a valuable tool that significantly enhances its ability to take the time to properly evaluate the adequacy and fairness of any takeover proposal and negotiate the best terms for shareholders. While the Board may under some circumstances decide it is in the best interests of the Company and the shareholders to submit future rights plans to a shareholder vote, the Board believes it is important for them to retain the flexibility to make that decision under all of the then relevant facts and circumstances.

The Board of Directors of the Company seriously considered similar proposals that were submitted by the same proponent for consideration at the 2002 and 2003 Annual Meetings (the proposal received a majority vote in 2002 but received less than a majority vote in 2003). Also, the Board is aware that similar proposals have been considered, and in some cases adopted, by shareholders of other public companies. However, the Board must take many factors into account in deciding whether to take the action specified in any shareholder proposal because the Board is vested under law with a duty to act in a manner it believes to be in the best interest of the Company and its shareholders.

For the reasons described above, the Board believes neither this proposal nor its predecessors is in the best interest of the Company or our shareholders. In recommending a vote against the proposal, the Board has not determined that the Company should adopt a rights plan. Any such determination would be made only after careful deliberation, in light of the totality of the circumstances then prevailing and in the exercise of the Board’s fiduciary duties.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 4.

Item 5: Shareholder Proposal Requiring Bylaw Amendment to Create Shareholder Committee

Item 5 is a proposal submitted by the American Federation of State, County and Municipal Employees Pension Plan, 1625 L Street, N.W., Washington, DC 20036, the beneficial owner of 2,891 shares of the Company’s common stock.

Shareholder Proposal

RESOLVED, that the shareholders of Sears, Roebuck & Co. (“Sears” or the “Company”), pursuant to section 601 of the New York Business Corporation Law and Article IX of the bylaws, hereby amend the bylaws to add the following:

“Article II

BOARD OF DIRECTORS

Section 10. Majority Votes on Shareholder Proposals. If a proposal (the “Proposal”) submitted by a shareholder for a vote at a meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission

receives a majority of the votes cast (a “Majority Vote”), and the Board of Directors (the “Board”) does not take the action requested in the Proposal (or, in the case of a Proposal seeking a charter amendment, does not resolve to submit such amendment to shareholders, and recommend in favor of its approval, at the next shareholders’ meeting) within 180 days of the meeting at which the vote was obtained, then:

(a) The Board shall constitute a “Majority Vote Shareholder Committee” (the “Committee”) composed of the proponent of the Proposal and other shareholders that indicate to the Company an interest in participating in the Committee;

(b) The purpose of the Committee will be to communicate with the Board regarding the subject matter of the Proposal; the Committee will not be authorized to act on behalf of the Board or to compel the Board to take action, and will not interfere with the Board’s authority to manage the business and affairs of the company; and

(c) The independent members of the Board shall meet with the Committee no fewer than two times between the date on which the Committee is constituted and the next annual meeting of shareholders.

The Board may abolish the Committee if (i) the Board takes the action requested in the Proposal; or (ii) the Proposal’s proponent notifies the Board that it does not object to abolition of the Committee.”

Supporting Statement

In 2000, 2002, and 2003, a majority of Company shareholders voting on the matter supported a shareholder proposal seeking declassification of the Company’s board of directors. Further, in 2002, a majority of Company shareholders voting on the matter also supported a proposal requiring the board to submit any poison pill to shareholder vote prior to adoption. Nonetheless, the Sears board has not made a commitment not to adopt a poison pill without shareholder approval. This makes four separate occasions where the board has received a majority vote from shareholders.

The purpose of this proposal is to create a mechanism by which shareholders can communicate with their representatives, the independent directors. This proposal does not aim to supplant the board’s decision-making power, but to improve that decision-making by ensuring that shareholders’ viewpoints are fully presented to the independent directors.

We urge shareholders to vote FOR this proposal.

The Company’s Statement in Opposition

The proposal seeks to amend the Company’s bylaws to require the creation of a shareholder committee to meet with the independent directors in the event that a shareholder proposal is adopted by the shareholders but is not implemented by the Board.

The Company has a long history of open communication with shareholders (including those who submit shareholder proposals), employees and customers on matters relevant to the operation of the Company’s business. In addition, since the receipt of this proposal, the SEC has approved the previously proposed rules imposing new corporate governance obligations on companies listed on the New York Stock Exchange (“NYSE”), such as the Company. The new NYSE rules require listed companies to provide a method for all interested parties to communicate directly with the independent directors and the Company’s Board intends to adopt guidelines providing all shareholders with a means to communicate with the independent directors, including with respect to majority vote proposals. The shareholder proposal, if adopted, would create an additional formal process that will duplicate one that already is mandated in substance by the new NYSE rules, and would impose an unnecessary burden on the Company’s independent directors, who already attend eight board meetings per year in addition to committee meetings.

Amendment of the Company’s bylaws to provide for a formal committee will do nothing more than that which already voluntarily is provided by the Company and is mandated by the newly adopted NYSE rules — a mechanism by which shareholders can express their views to the Board. Furthermore, while the special shareholder committee that would be established if the proposal is adopted purports to represent the interests of the shareholders, it may instead become a vehicle for special interest groups that do not represent the interests of the shareholders as a group.

As the Company has previously disclosed in its proxy statements, the Board has in fact met to consider every proposal that has received majority support and to determine whether or not the adoption of such proposal would be in the best interest of the Company and all its shareholders. The Company plans to continue its commitment to open shareholder communications and to the careful consideration of every shareholder proposal that receives majority support.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 5.

Certain Transactions

As described on page 13, State Street Bank and Trust Company (“State Street”) beneficially owns 11.3% of Sears outstanding common shares. State Street provides credit lines to the Company, provides investment management services to the Sears Pension Plan and serves as trustee for the Sears 401(k) Savings Plan. In addition, State Street also provides, through a joint venture with Citigroup formed on April 1, 2000, administrative services to the Sears 401(k) Savings Plan and the Sears Pension Plan. In 2003, the Company, the Sears 401(k) Savings Plan and the Sears Pension Plan together paid State Street approximately $13.7 million for these and related services.

Independent Accountant Fees

The following table shows the fees paid or accrued by the Company and its subsidiaries for the audit and other services provided by Deloitte & Touche (including Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (“Deloitte”)) for the past two fiscal years:

	2003	2002
Audit Fees(1)	$4,601,000	$5,056,000
Audit-Related Fees (2)	$2,475,000	$306,000
Tax Fees (3)	$2,498,000	$1,627,000
All Other Fees (4)	$53,000	—

	$9,627,000	$6,989,000

(1)	Includes fees for professional services provided in conjunction with the audit of the Company’s financial statements, review of the Company’s quarterly financial statements, comfort letters and attestation services normally provided in connection with statutory and regulatory filings and engagements;

(2)	Includes fees for assurance and related professional services primarily related to audit of employee benefit plans, consultation on accounting standards or transactions, services related to business acquisitions or divestitures, and other attestation services;

(3)	Includes fees for professional services provided related to tax compliance (preparation of international and other returns), tax planning (consultation on matters related to tax accounting methods and use of tax credits), and tax advice (consultation on matters related to audit issues, and sales and use taxes); and

(4)	All Other Fees consist of permissible work performed by Deloitte that is not within the above categories. For 2003, this consisted of software licensing for a non-financial systems upgrade.

The Audit Committee must pre-approve all engagements of our independent auditor as required by its charter and the rules of the Securities and Exchange Commission. Prior to the beginning of each fiscal year, the Audit Committee will approve an annual estimate of fees for engagements, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. In addition, the Audit Committee will evaluate known potential engagements of the independent auditor, including the scope of the proposed work to be performed and the proposed fees, and approve or reject each service. Management may present additional services for approval at subsequent committee meetings. The Audit Committee has delegated to the Audit Committee Chairman the authority to evaluate and approve engagements on behalf of the Audit Committee in the event a need arises for pre-approval between Committee meetings and in the event the engagement for services was within the annual estimate but not specifically approved. If the Chairman so approves any such engagements, he will report that approval to the full Committee at the next Committee meeting.

Since the effective date of the Securities and Exchange Commission’s rules regarding strengthening auditor independence, all of the audit, audit-related, and tax services provided by Deloitte & Touche were pre-approved in accordance with the Audit Committee’s policies and procedures.

Other Matters

Effective March 31, 2003, the Company renewed its directors and officers liability insurance policies in the aggregate amount of $150 million. The $150 million is a shared aggregate providing coverage for directors’ and officers’ and fiduciary liability. The 2003 premiums were approximately $16.7 million. The policies expire on March 31, 2004. The insurers are Federal Insurance Company, Zurich American Insurance Company, XL Specialty Insurance Company, Houston Casualty Company, ACE Insurance Bermuda Ltd., Arch Reinsurance Ltd., Allianz Insurance Company, Arch Insurance Company, Great American Insurance Company, Everest Re Insurance Company, Max Re Insurance Company Ltd., and XL (Bermuda) Ltd. No sums were paid under any directors and officers liability insurance policies or other indemnification obligation in 2003. At the time of mailing of this proxy statement, the Company is in negotiations to renew the policies.

Appendix A

Excerpts From By-Laws of Sears, Roebuck and Co.

Article I

MEETINGS OF SHAREHOLDERS

Section 1.    Place of Meetings. All meetings of the shareholders shall be held at such place within or without the State of New York as shall be fixed by the Board of Directors from time to time.

Section 2.    Annual Meetings. The annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held at such time as is specified in the notice of the meeting on either the second Wednesday in May of each year or on such other date as may be fixed by the Board of Directors prior to the giving of the notice of such meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled annual meeting of shareholders.

Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Company’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of the foregoing paragraph of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 45 days nor more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

Notwithstanding anything in the second sentence of the preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

A-1

Only such persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

For purposes of this By-Law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

Section 3.    Special Meetings. Special meetings of the shareholders for any purpose or purposes shall be called to be held at any time upon the request of the Chairman of the Board of Directors, the President or a majority of the members of the Board of Directors or of the Executive Committee then in office. Business transacted at all special meetings shall be confined to the specific purpose or purposes of the persons authorized to request such special meeting as set forth in this Section 3 and only such purpose or purposes shall be set forth in the notice of such meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled special meeting of shareholders.

Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected (a) pursuant to the Company’s notice of meeting (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the shareholder’s notice required by the third paragraph of Section 2 of Article I of these By-Laws shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

Only such persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors and only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law.

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Appendix B

SEARS, ROEBUCK AND CO.

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee (the “Committee”) is appointed by the Board of Directors pursuant to Article III of the By-Laws of Sears, Roebuck and Co. (the “Company”) to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the Company’s system of internal control, (3) the qualifications, independence and performance of the Company’s independent public accountants, (4) the compliance by the Company with legal and regulatory requirements, and (5) the performance of the Company’s internal audit function.

Independence

The Committee shall consist of such number of directors, not fewer than three, as are selected for committee membership as set forth in the Company’s Corporate Governance Guidelines (“Guidelines”), all of whom shall be “independent directors” and meet any other criteria for membership on the Committee as set forth in such Guidelines.

Responsibilities

The Committee (or as indicated, the Chairman) shall review with management, the Company’s independent public accountants, and its internal auditors:

1.	upon completion of the audit, the annual financial statements of the Company, the independent public accountants’ report thereon, certifications by the Chief Executive Officer and Chief Financial Officer, the other relevant financial information to be included in the Company’s Annual Report on Form 10-K, and its annual report to shareholders;

2.	prior to the filing of any Form 10-Q, the results of the interim financial review with the Committee or its Chairman including certifications by the Chief Executive Officer and Chief Financial Officer;

3.	prior to publication, the management’s discussion and analysis of financial condition and results of operations accompanying the Company’s annual and quarterly financial statements; and

4.	prior to issuance of annual or quarterly earnings announcements, the form and substance of the announcement with the Committee or its Chairman.

While the Committee has the duties and responsibilities set forth in this Charter, the Committee is not responsible for planning or conducting audits or for determining whether the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles. Similarly, it is the responsibility of the Committee to assist the Board in monitoring and overseeing the Company’s programs and policies for complying with law. Management carries out those programs and policies on a day-to-day basis. The designation of a person as an audit committee financial expert will not impose any duties, obligations or liability on that person that are greater than those imposed on other members of the Committee and the Board who do not carry this designation, nor will it affect the duties, obligations or liability of any other member of the Committee or the Board.

The Committee shall review:

1.	the annual audited financial statements with management, internal auditors and the Company’s independent public accountants, and discuss major changes or other issues regarding accounting principles and practices, significant financial reporting issues and judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting;

2.	the annual certification by the Company for its report on internal controls over financial reporting and the independent public accountant attestation on the Company’s assertions over the adequacy of the internal controls over financial reporting;

3.	recommendations made by the Company’s independent public accountants and internal auditors with respect to the accounting methods and the adequacy of the system of internal control used by the Company;

4.	the audit plans of the Company’s independent public accountants and internal auditors;

5.	reports concerning compliance with governmental laws and regulations and with the Company’s policies relating to business practices and procedures, ethics, conflicts of interest, perquisites and use of corporate assets;

6.	the Company’s activities with respect to compliance with laws and regulations;

7.	generally, the Company’s financial information and earnings guidance provided to analysts and rating agencies;

8.	with the independent accountant, any audit problems or difficulties and management’s response; and

9.	the Company’s guidelines and policies regarding risk assessment and risk management.

After such reviews, the Committee shall report thereon to the Board of Directors and prepare and file any other required reports.

The Committee shall have available appropriate funding from the Company, as determined by the Committee, for compensation to the independent accountants, any other accounting firm or other advisers engaged, and for the Committee’s ordinary administrative expenses.

Meetings

The Committee shall meet at least four times annually, and may meet more frequently as circumstances warrant.

The Committee shall meet at a minimum annually, and whenever the Committee shall deem it appropriate, with each of the Company’s independent public accountants, internal auditors, Chief Compliance Officer, and Chief Financial Officer in separate executive sessions. The Committee shall review with the General Counsel of the Company the status of legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance policies, and any material reports or inquiries received from regulators or governmental agencies.

Independent Accountants

The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any independent public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such independent public accounting firm must report directly to the Committee.

The Committee shall instruct the Company’s independent public accountants that they are ultimately accountable to the Committee, and that the Committee is responsible for the selection (subject to shareholder ratification if so determined by the Board), evaluation and termination of such independent public accountants. The Committee shall each year, based on a review of qualifications, appoint the independent public accountants to audit the financial statements of the Company and to perform such other duties as the Committee may from time to time prescribe. The Committee will recommend that the Board of Directors request shareholder ratification of the appointment of the independent public accountants. As part of such review of qualifications, the Committee shall consider management’s plans for engaging the independent public accountants for non-audit services to determine whether the nature of such services could impair the public accountants’ independence. The

Committee shall, at a minimum, review reports from the independent public accountants describing (1) its internal quality control procedures, (2) any material issues raised by internal quality control reviews, peer reviews, or reviews by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (3) all relationships between the independent accountants and the Company, in each case to determine whether the independent public accountant remains qualified for the role as engaged by the Committee. The Committee shall request from the Company’s independent public accountants each year a formal written statement delineating all relationships between the independent public accountants and the Company, and discuss with the independent public accountants any such disclosed relationships and their impact on the independence of the independent public accountants and take appropriate action to satisfy itself of the independence of such accountants.

The Committee shall review and approve all fees to be paid to the independent public accountants. Annually, the Committee shall review and approve an estimate of the audit, audit related, and non-audit services and related fees to be provided by the independent public accountants. The Committee shall approve in advance of expenditure any fees in excess of the approved annual fees. The Committee’s review shall include a detailed review of each major service to be performed by the independent auditor.

The Committee shall review the adequacy of and adherence to the Committee’s policy regarding hiring current or former employees of the independent public accountants.

Projects and Investigations

The Committee shall have the power and financial resources to conduct or authorize special projects or investigations that the Committee considers necessary to discharge its duties and responsibilities. It shall have the power and financial resources to retain independent outside counsel, accountants or others to assist it in the conduct of any investigations and may utilize the Company’s General Counsel, internal auditors or compliance officer for such purpose. The Committee shall maintain adequate procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, and audit matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

Review of the Committee and the Charter

The Committee will annually perform a self-assessment of its effectiveness and shall report a summary of the assessment to the Board of Directors. The Committee shall review and reassess annually the adequacy of this Charter.

Report

The Committee shall prepare the report required to be included in the Company’s annual proxy statement after having completed the discussions and reviews and having considered the matters required in connection with the report. The report shall include the Committee’s recommendations to the Board concerning the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K.

DIRECTIONS TO SEARS HOME OFFICE

Directions from Midway Airport:

Take I-290, Eisenhower Expressway, West. This will turn into Rt. 53 North, approximately 25 miles out of the Loop. Follow Rt. 53 North and exit on I-90 West, Northwest Tollway. Stay on Rt. 90 West to the exit at Beverly Road and proceed North. You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from the Loop or O’Hare Airport:

Take I-90/94 West and stay on I-90, Northwest Tollway, west towards Rockford. Exit at Beverly Road and proceed North. You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from West of Route 59:

Take I-90, Northwest Tollway, East to Rt. 59 (first exit after Rt. 25). Exit at Rt. 59 and proceed North. At Higgins Road (Route 72) turn left. Proceed West on Higgins Road to Beverly Road. At Beverly Road turn left and proceed South. You will see the Sears Entrance on the left. Turn left into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

ADMISSION TICKET

You should present this admission ticket in order to gain admittance to the 2004 Annual Meeting of Shareholders. This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

DIRECTIONS TO SEARS HOME OFFICE

Directions from Midway Airport:

Take I-290, Eisenhower Expressway, West. This will turn into Rt. 53 North, approximately 25 miles out of the Loop. Follow Rt. 53 North and exit on I-90 West, Northwest Tollway. Stay on I-90 West to the exit at Beverly Road and proceed North. You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from the Loop or O’Hare Airport:

Take I-90/94 West and stay on I-90, Northwest Tollway, West, towards Rockford. Exit at Beverly Road and proceed North. You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from West to Route 59:

Take I-90, Northwest Tollway, East to Rt. 59 (first exit after Rt. 25). Exit at Rt. 59 and proceed North. At Higgins Road (Rt. 72) turn left. Proceed West on Higgins Road to Beverly Road. At Beverly Road turn left and proceed South. You will see the Sears Entrance on the left. Turn left into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

PROXY

Sears, Roebuck and Co.

This Proxy is Solicited on Behalf of the Board of Directors of Sears, Roebuck and Co.

The undersigned, revoking any proxy previously given, hereby appoint(s) Hall Adams, Jr., Brenda C. Barnes, and Michael A. Miles and each of them, as proxies with full powers of substitution, to vote, as directed on the reverse side of this card, all shares the undersigned is entitled to vote at the 2004 Annual Meeting of Shareholders of Sears, Roebuck and Co. and authorizes each proxy to vote at his or her discretion on any other matter that may properly come before the meeting or at any adjournment of the meeting.

This card also provides voting instructions for any Sears common shares held on the undersigned’s behalf in the Sears 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan and your Sears Associate Stock Purchase Plan brokerage account.

The nominees for election to the Board of Directors are: 01. William L. Bax; 02. Donald J. Carty; 03. Alan J. Lacy; 04. Hugh B. Price

Instruction: To maximize the number of nominees elected to Sears, Roebuck and Co.’s Board of Directors, unless otherwise specified below, this proxy authorizes the proxies named above to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees listed above as the proxies shall determine, in their sole and absolute discretion. To specify a different method of cumulative voting, write “Cumulative For” and the number of shares and the name(s) of the nominee(s) in the space provided below. Please note that you can direct the proxies to cumulate your votes only if you vote by mail.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the meeting. If no direction is made, this proxy will be voted FOR all of the Board of Directors’ nominees, FOR proposal 2 and AGAINST proposals 3, 4 and 5, except for any shares the undersigned holds in the Sears 401(k) Savings Plan and the Lands’ End, Inc. Retirement Plan, which will be voted according to the rules of these plans, and in his or her Sears Associate Stock Purchase Plan brokerage account, which will not be voted.

Address Changes/Comments/Voting Instructions:

(If you noted any address Changes, Comments or Voting Instructions above, please check the corresponding box on the reverse.)

SEE REVERSE SIDE

SEARS, ROEBUCK AND CO. P.O. BOX 8648 EDISON, NEW JERSEY 08818-9147

PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of Sears, Roebuck and Co. that you are entitled to vote and gives voting instructions for any common shares held on your behalf in the Sears 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan and your Sears Associate Stock Purchase Plan brokerage account.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Sears, Roebuck and Co., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by phone or via the Internet, you do not need to mail in your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

SEARS                     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEARS, ROEBUCK AND CO. The Board of Directors recommends a vote FOR proposals 1 and 2. Election of Directors
1. The nominees for election to the Board of Directors are: 01. William L. Bax 02. Donald J. Carty 03. Alan J. Lacy 04. Hugh B. Price				For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
				☐	☐	☐
	For	Against	Abstain	The Board of Directors recommends a vote AGAINST proposals 3, 4 and 5.			For	Against	Abstain

2. Appointment of Deloitte & Touche LLP as independent auditors for the year 2004.	☐	☐	☐	3. Shareholder proposal regarding classified Board.			☐	☐	☐

				4. Shareholder proposal regarding poison pills.			☐	☐	☐

				5. Shareholder proposal regarding majority vote shareholder committee.			☐	☐	☐

I have given written voting instructions, a change of address or comments on the back of this card.			☐
	YES	NO

Please indicate if you plan to attend the meeting	☐	☐

NOTE: Please sign exactly as your name or names appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ProxyVote

Welcome to the most convenient, secure and fast online Proxy Voting service.	To submit your Proxy Voting instructions over the Internet, complete these two simple steps:

1.	Enter your 12 or 14 digit CONTROL NUMBER*:

• Voting Instruction Form and Proxy Card recipients: This number can be found next to the label Control No. or è	in the box next to the arrow

• E-mail Notification recipients: This number can be found next to the label Control Number.

2.	Select one of the following options and click on VOTE:

[GRAPHIC] Postal Mail Recipients	[GRAPHIC] E-Mail Recipients

If you received your voting notification by Postal Mail:	If you received your voting notification by E-mail:

Enter your 4-digit Personal Identification Number (PIN)**

Vote	Vote
Forgot your PIN? Click here

[GRAPHIC]

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[GRAPHIC] SEARS, ROEBUCK AND CO. Annual Meeting	Meeting Materials

Meeting Date: 05/13/2004 for holders as of 03/15/2004	[GRAPHIC] ANNUAL REPORT [GRAPHIC] PROXY STATEMENT

CUSIP:                                  Your Control Number:

Ú	Scroll down for proxy instructions and voting.

The undersigned, revoking any proxy previously given, hereby appoint(s) Hall Adams, Jr., Brenda C. Barnes, and Michael A. Miles and each of them, as proxies with full powers of substitution, to vote, as directed, all shares the undersigned is entitled to vote at the 2004 Annual Meeting of Shareholders of Sears, Roebuck and Co. and authorizes each proxy to vote at his or her discretion on any other matter that may properly come before the meeting or at any adjournment of the meeting.

This card also provides voting instructions for any Sears common shares held on the undersigned’s behalf in the Sears
401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan and your Sears Associate Stock Purchase Plan brokerage account.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the meeting. If no direction is made, this proxy will be voted FOR all of the Board of Directors’ nominees, FOR proposal 2 and AGAINST proposals 3, 4 and 5, except for any shares the undersigned holds in the Sears 401(k) Savings Plan and the Lands’ End, Inc. Retirement Plan, which will be voted according to the rules of these plans, and in his or her Sears Associate Stock Purchase Plan brokerage account, which will not be voted.

Directors’ Recommendations:

Choose this if you would like to vote your shares following directors’ recommendations.

See below or refer to the proxy statement for the detailed recommendations. Please read them carefully.

Vote my shares per directors’ recommendations

____________________________________

Proxy Ballot:

•	DIRECTOR(S):

•	Directors recommend a vote FOR election of the following nominee(s):

WILLIAM L. BAX; DONALD J. CARTY; ALAN J. LACY; HUGH B. PRICE.

☐  For all nominees        ☐  Withhold all nominees        ☐  For all EXCEPT those selected below:

☐	WILLIAM L. BAX

☐	DONALD J. CARTY

☐	ALAN J. LACY

☐	HUGH B. PRICE

•	Proposal(s): Please indicate your proposal selections by clicking on the fields below.

02.	APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE YEAR 2004.

•	Directors Recommend : FOR

☐ For        ☐ Against        ☐ Abstain

03.	SHAREHOLDER PROPOSAL REGARDING CLASSIFIED BOARD.

•	Directors Recommend : AGAINST

☐ For        ☐ Against        ☐ Abstain

04.	SHAREHOLDER PROPOSAL REGARDING POISON PILLS.

•	Directors Recommend : AGAINST

☐ For        ☐ Against        ☐ Abstain

05.	SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTE SHAREHOLDER COMMITTEE.

•	Directors Recommend : AGAINST

☐ For        ☐ Against        ☐ Abstain

Meeting Attendance. PLEASE INDICATE OF YOU PLAN TO ATTEND THIS MEETING

☐ Yes       ☐ No

Vote my shares per the above selections

Click to see: “Letter to our clients regarding voting authority”

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Voting Instructions

Dear Shareholder,

We have been requested to forward to you the displayed proxy material relative to shares registered in your name. These shares will be voted in accordance with your wishes, if you execute the displayed ballot and submit it as per the instructions provided with the proxy. It is understood that if you submit the ballot without otherwise marking it, the proposals will be voted as recommended by the board of directors/trustees on all matters to be considered at the meeting.

In order for your shares to be represented at the meeting, it will be necessary for us to have your vote.

Please complete and submit the displayed ballot.

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[GRAPHIC] SEARS, ROEBUCK AND CO. Annual Meeting

Meeting Date: 05/13/2004 for holders as of 03/15/2004

CUSIP:                                      Your Control Number:

Ú	Proxy Final Submission. Please check all of the information below for accuracy. See instructions below and click on the Final Submission button.

Final Submission

[GRAPHIC] You elected to vote with director’s recommendations

■	DIRECTORS:

You voted:

•	Proposal(s):

02. APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE YEAR 2004.

You Voted:

03. SHAREHOLDER PROPOSAL REGARDING CLASSIFIED BOARD.

You Voted:

04. SHAREHOLDER PROPOSAL REGARDING POISON PILLS.

You Voted:

05. SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTE SHAREHOLDER COMMITTEE.

You Voted:

Meeting Attendance. PLEASE INDICATE IF YOU PLAN TO ATTEND THIS MEETING

You did not mark a selection and therefore will not be attending this meeting

If you would like to receive an electronic confirmation when this vote is recorded,

enter your e-mail address here:  ____________________________

If any of the above information is incorrect, return to the Proxy Ballot form by using the Back button of your Browser.

If all of the above information is correct and to vote your proxy, click on the Final Submission button below.

Final Submission

If you would like to receive an electronic confirmation when this vote is recorded,

enter your e-mail address here:

If any of the above information is incorrect, return to the Proxy Ballot form by using the Back button of your Browser.

If all of the above information is correct and to vote your proxy, click on the Final Submission button below.

Final Submission

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In the future, when, and if, material is available electronically, we will send you an e-mail which will contain information that will point you to an Internet location where the material is available, along with a link to ProxyVote.com (when applicable) to submit your voting instructions. We hope you will give this option your serious consideration.

__________________________        ________________________________

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